Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 20, 2006, in Amendment No. 2 to the Registration Statement (Form S-1 No 333-125438) and related Prospectus of Activant Solutions Holdings Inc. for the registration of 000,000 shares of its common stock.
/s/ Ernst & Young LLP
Austin, TX
January 30, 2006